Exhibit (8)(b)

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 24, 2006

Golden West Financial Corporation
1901 Harrison Street, 17th Floor
Oakland, California 94612

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, dated as of July 24, 2006 (as amended through the date hereof, the “Registration Statement”) of Wachovia Corporation, a North Carolina corporation (“Wachovia”), relating to the proposed merger (the “Merger”) of Golden West Financial Corporation, a Delaware corporation (“Golden West”), with and into Burr Financial Corporation, a North Carolina corporation and direct wholly-owned subsidiary of Wachovia.

We have participated in the preparation of the discussion set forth in the section of the Registration Statement entitled “THE MERGER AGREEMENT — Material U.S. Federal Income Tax Consequences”. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz